Exhibit 1

exhibit 1

Notice of Annual General Meeting

WPP Notice of Annual General Meeting This Notice is the formal notification to share owners of the Annual General Meeting, its date, time and place and the resolutions to be considered (numbered 1 to 23 in the Notice). It is an important document. If, having read it, you are in any doubt as to the action you should take, you should consult an appropriate professional advisor. Separate notes on the Form of Proxy (also enclosed with this document) explain the arrangements for share owners to exercise their voting rights. If you have sold or transferred all of your WPP plc ordinary shares, please pass these documents to the person through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. Notice is hereby given that the Annual General Meeting of the share owners of WPP plc (the ‘Company’) will be held at 12 noon on Tuesday 9 June 2015 at Northumberland Avenue, London, WC2N 5BY, to consider and, if thought fit, to pass the following resolutions, of which Resolutions 1 to 21 will be proposed as Ordinary Resolutions and Resolutions 22 and 23 as Special Resolutions. Voting on all resolutions will be by way of a poll.

WPP NOTICE OF AGM

Notice of Annual General Meeting

1 To receive the Annual Report and Accounts for the financial year ended 31 December 2014.

2 To declare a final dividend of 26.58 pence per ordinary share to be payable to the share owners on the register at the close of business on 5 June 2015 as recommended by the directors for the year ended 31 December 2014.

3 To receive and approve the Compensation Committee Implementation report contained within the Annual Report and Accounts for the financial year ended 31 December 2014.

4 To approve the Sustainability report contained within the Annual Report and Accounts for the financial year ended 31 December 2014.

5 To elect Roberto Quarta as a director.

6 To re-elect Roger Agnelli as a director.

7 To re-elect Dr Jacques Aigrain as a director.

8 To re-elect Ruigang Li as a director.

9 To re-elect Paul Richardson as a director.

10 To re-elect Hugo Shong as a director.

11 To re-elect Timothy Shriver as a director.

12 To re-elect Sir Martin Sorrell as a director.

13 To re-elect Sally Susman as a director.

14 To re-elect Solomon Trujillo as a director.

15 To re-elect Sir John Hood as a director.

16 To re-elect Charlene Begley as a director.

17 To re-elect Nicole Seligman as a director.

18 To re-elect Daniela Riccardi as a director.

19 To re-appoint Deloitte LLP as auditors to hold office from the conclusion of the Annual General Meeting to the conclusion of the next Annual General Meeting and to authorise the directors to fix their remuneration.

20 In accordance with Article 6 of the Company’s Articles of Association, to authorise the Board of Directors to allot relevant securities (as defined in the Company’s Articles of Association) up to a maximum nominal amount of £87,271,076 for a period expiring at the conclusion of the Annual General Meeting of the company in 2016 or on 1 September 2016, whichever is the earlier.

21 To approve the WPP plc Share Option Plan 2015 (‘2015 Share Option Plan’) in the form set out in the draft rules produced to the Meeting and for the purposes of identification signed by the Company Secretary, the principal terms of which are summarised in a document sent to share owners dated 20 April 2015, and to authorise the directors of the Company acting through its Compensation Committee to make such amendments to the rules of the 2015 Plan and to do all such acts and things which they may consider necessary or expedient for the purposes of carrying the 2015 Share Option Plan into effect including, without limitation, to make amendments and modifications that are required in order to take account of laws and regulations which would enable non-UK resident employees to participate in the 2015 Share Option Plan in a beneficial manner, including without limitation the establishment of separate plans in different jurisdictions.

22 To authorise the Company generally and unconditionally:

(a) pursuant to Article 57 of the Companies (Jersey) Law 1991 to make market purchases of ordinary shares in the Company on such terms and in such manner as the directors of the Company may from time to time determine, provided that:

(i) the maximum number of ordinary shares hereby authorised to be purchased is 131,037,653;

(ii) the minimum price which may be paid for an ordinary share is 10 pence (exclusive of expenses (if any) payable by the Company);

WPP NOTICE OF AGM

Notice of Annual General Meeting

(iii) the maximum price which may be paid for an ordinary share is not more than the higher of an amount equal to 105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the ordinary share is contracted to be purchased and the amount stipulated by Article 5 (1) of the Buyback and Stabilisation Regulation 2003 (exclusive of expenses (if any) payable by the Company); and (iv) this authority, unless previously revoked or varied, shall expire on the earlier of the conclusion of the Annual General Meeting of the Company to be held in 2016 and 1 September 2016, save that a contract of purchase may be concluded by the Company before such expiry which will or may be executed wholly or partly after such expiry, and the purchase of shares may be made in pursuance of any such contract; and (b) pursuant to Article 58A of the Companies (Jersey) Law 1991, and if approved by the directors, to hold as treasury shares any ordinary shares purchased pursuant to the authority conferred by resolution 22 (a) above.

23 In accordance with Article 8 of the Company’s Articles of Association, to authorise the Board of Directors to allot equity securities (as defined in the Company’s Articles of Association) wholly for cash (including in connection with a rights issue (as defined in the Company’s Articles of Association)) as if Article 7 of the Company’s Articles of Association did not apply, provided that (a) for the purposes of paragraph (l)(b) of Article 8 only, the aggregate nominal amount to which this authority is limited is £6,551,882, and (b) this authority shall expire at the conclusion of the Annual General Meeting of the Company in 2016 or on 1 September 2016, whichever is the earlier. By Order of the Board Marie Capes Secretary, WPP plc 20 April 2015 Registered Office Queensway House Hilgrove Street St Helier Jersey JEl IES

WPP NOTICE OF AGM

Notice of Annual General Meeting Important notes

1 Only share owners whose names appear on the register of members of the Company at 6pm on 5 June 2015 shall be entitled to attend the Annual General Meeting (the ‘Meeting’) either in person or by proxy and the number of ordinary shares then registered in their respective names shall determine the number of votes such persons are entitled to cast at the Meeting. 2 A share owner entitled to attend and vote at the Meeting may appoint one or more proxies to attend, speak and vote instead of him or her. A share owner may appoint more than one proxy in relation to the Meeting provided that each proxy is appointed to exercise rights attached to a different share or shares held by him or her. A proxy need not be a share owner of the Company. 3 To be valid, the Form of Proxy for use at the Meeting and power of attorney or other authority, if any, under which it is signed or a notarially certified or office copy of such power of authority, must be deposited at the offices of Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, not less than 48 hours before the time appointed for holding the Meeting. Completion and return of the Form of Proxy will not prevent you from attending and voting at the Meeting instead of your proxy, if you wish. 4 As an alternative to completing and returning the printed Form of Proxy, you may submit your proxy over the internet by accessing the Company’s website, wpp.com/investor. For security purposes, share owners will need to provide their share owner reference number (SRN), control number and personal identification number (PIN) to validate the submission of their proxy online. Share owners’ individual SRN and PIN are shown on the printed Form of Proxy sent to them. For further information, see the instructions printed on the Form of Proxy. 5 A person to whom this Notice is sent who is a person nominated to enjoy information rights (a ‘Nominated Person’) may, under an agreement between him/her and the share owner by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Annual General Meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the share owner as to the exercise of voting rights. The statements of the rights of share owners in relation to the appointment of proxies in paragraphs 2, 3, and 4 above and 6 below do nor apply to a Nominated Person. The rights described in these paragraphs can only be exercised by registered members of the Company. 6 CREST members who wish to appoint a proxy or proxies by utilising the CREST electronic proxy appointment service may do so for the Meeting and any adjournment(s) thereof by utilising the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment made by means of CREST to be valid, the appropriate CREST message (a ‘CREST Proxy Instruction’) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, whether it constitutes the appointment of the proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agents, Computershare Investor Services PLC (ID3RA50), by no later than 48 hours before the time appointed for the Meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST application’s host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any amendment to the instruction given to a proxy appointed through CREST should be communicated to the proxy through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timing and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member

WPP NOTICE OF AGM

Notice of Annual General Meeting is a CREST personal member or sponsored member or has appointed (a) voting service provider(s) to procure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timing. The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Article 34 of the Companies (Uncertificated Securities) (Jersey) Order 1999. 7 As at 8 April 2015 (being the last practicable business day prior to publication of this Notice) the Company’s issued share capital consists of 1,325,749,311 ordinary shares carrying one vote each of which 15,372,781 shares are held in treasury. Therefore, the total voting rights in the Company as at 8 April 2015 are 1,310,376,530. 8 Copies of the following documents are available for inspection during normal business hours at the Registered Office of the Company on any weekday (Saturdays, Sundays and public holidays excepted) from the date of the Notice and at the place of the Meeting from 11:30am until the close of the Meeting: (a) directors’ service contracts and terms of appointment for the chairman and for the non-executive directors; (b) terms of reference of the Audit, Compensation and Nomination and Governance Committees; (c) the Memorandum and Articles of Association of the Company; and (d) copies of the draft rules of the 2015 Share Option Plan. Explanatory notes to the Notice of Annual General Meeting Voting on all resolutions at the Meeting will be by way of a poll rather than a show of hands. This reflects best practice and means that all the votes cast, and not just those of the share owners present, are taken into account. If you are unable to attend the Annual General Meeting, the directors urge you to appoint a proxy or proxies to attend the Meeting and vote on your behalf, or nominate the chairman of the Meeting to vote on your behalf. The poll results will be notified to the UK Listing Authority and published on the Company’s website as soon as possible after the conclusion of the Meeting. Resolutions 1 to 21 will be proposed as ordinary resolutions that will be passed if more than 50% of the votes are cast in favour of the resolution. Resolutions 22 and 23 will each be proposed as special resolutions that will be passed if not less than two-thirds of the votes cast are in favour of the particular resolution. Item 1: Report and Accounts The directors must present to share owners at the Annual General Meeting the report of the directors and the accounts of the Company for the year ended 31 December 2014. The report of the directors, the accounts, the report of the Compensation Committee and the report of the Company’s auditors on the accounts, are contained within the 2014 Annual Report and Accounts. Item 2: Declaration of final dividend The amount of the final dividend recommended by the directors is 26.58 pence per ordinary share. Final dividends must be approved by share owners, but must not exceed the amount recommended by the directors.

WPP NOTICE OF AGM

Notice of Annual General Meeting

Item 3: Implementation report Resolution 3 proposes the approval of the report by share owners. The report, which is made on behalf of the full Board, explains the different elements which comprised executive remuneration in 2014, including how base salaries and short- and long-term incentive remuneration were determined for executive directors of the parent company and for senior executives of the parent company and Group operating companies. Payments made to the non-executive directors, as well as details of their share ownership, are also set out in the Implementation report. In addition, the Company’s executive stock ownership policy, the utilisation of the stock incentive plans and the provision of other benefits are explained. Item 4: Sustainability report Resolution 4 proposes the approval of the Sustainability report contained within the 2014 Annual Report and Accounts by share owners. The report explains the Group’s sustainability activity and business strategy. Items 5 to 18: Election and re-election of directors Appendix I to this Notice gives details of the election and re-election of directors and reasons therefor. Each election and re-election shall be considered as a separate resolution at the Meeting. Item 19: Re-appointment of auditors The auditors of the Company must be appointed at each Annual General Meeting. Resolution 19 proposes the re-appointment of Deloitte LLP, to hold office until the conclusion of the next Annual General Meeting to be held in 2016. The resolution also gives authority to the directors to determine the auditors’ remuneration.

Item 20: Authority to allot shares

Resolution 20 proposes to seek renewal of the authority to the directors to allot ordinary shares. The £87,271,076 nominal amount of relevant securities to which this authority will relate represents approximately 66.6% of the nominal amount of the issued ordinary share capital of the Company as at 8 April 2015 (excluding treasury shares). This amount complies with guidelines issued by the ABI. In accordance with the ABI guidelines, one-third of the Company’s issued ordinary share capital (excluding treasury shares) as at 8 April 2015 will be applied (if at all) to fully pre-emptive rights issues only. As at 8 April 2015, the Company holds 15,372,781 treasury shares which represent approximately 1.2% of the total ordinary share capital in issue as at 8 April 2015. Except pursuant to the employee share schemes and the satisfaction of deferred consideration under certain acquisition agreements to which the Company is a party, the directors have no present intention of allotting ordinary shares. The authorities conferred pursuant to resolutions 20 and 23 will expire on the date of the Annual General Meeting in 2016 or 1 September 2016, whichever is the earlier. Item 21: Approval of the 2015 Share Option Plan The WPP plc Share Option Plan 2015 (‘2015 Share Option Plan’) is a single plan to replace both the Company’s ‘all-employee’ Worldwide Ownership Plan and its discretionary Executive Stock Option Plan, both of which expire on 25 September 2015. Over recent years, the Executive Stock Option Plan has been used very infrequently. If the 2015 Share Option Plan is approved, it is proposed that the first options under the 2015 Share Option Plan be granted in 2015.

WPP NOTICE OF AGM

Notice of Annual General Meeting

In certain circumstances, it may be advantageous for the Company to purchase its own ordinary shares and Resolution 22 seeks authority from share owners to authorise the directors to make such purchases in the market. The directors consider it desirable for this general authority to be available to provide additional flexibility in the management of the Company’s capital resources. The directors only implement the authority when, in the light of market conditions prevailing at the time, they believe that the effect of any such purchases will enhance earnings per share in the medium to long term and will be in the best interests of the Company generally. Any shares purchased under this authority would ordinarily be cancelled and the number of shares in issue will be reduced accordingly, though the Company has the option to hold them as treasury shares. The purchase price will be paid out of distributable profits. The total number of options to subscribe for ordinary shares that are outstanding as at 8 April 2015 is 17,724,254. The proportion of issued share capital that they represented at that time was 1.35% (excluding treasury shares) and the proportion of issued share capital that they will represent if the full authority to buy back shares (existing and being sought) is used and if the shares bought back are cancelled, will be 1.7% (excluding treasury shares). Resolution 22 specifies the maximum number of shares which may be purchased (representing approximately 10% of the Company’s issued ordinary share capital as at 8 April 2015, excluding treasury shares) and the minimum and maximum prices at which they may be bought, reflecting the requirements of the UK Listing Authority.

Item 23: Disapplication of pre-emption rights At the last Annual General Meeting, the directors were empowered to make limited allotments of ordinary shares for cash other than according to the pre-emption rights, which require a company to offer all allotments of ordinary shares for cash proportionately to existing share owners first. Resolution 23 proposes to seek renewal of this power of the directors and would continue to provide the directors with the power to allot shares for cash when they consider it is in the best interests of the Company to do so and so that: (a) the Company can follow normal practices in the event of a rights issue; and (b) ordinary shares may be issued wholly for cash other than proportionately to existing ordinary share owners up to a maximum nominal amount of £6,551,882 (which includes the sale on a non-preemptive basis of any shares the Company holds in treasury for cash) representing approximately 5% of the Company’s issued ordinary share capital (excluding treasury shares) as at 8 April 2015. There are presently no plans to allot ordinary shares wholly for cash other than pursuant to the employee share schemes and the satisfaction of deferred consideration under certain acquisition agreements. Shares allotted under an employee share scheme are not subject to the pre-emption rights. In accordance with investor guidelines, the directors confirm their intention that the total number of shares issued for cash on a non pre-emptive basis during any rolling three year period will not exceed 7.5% of the issued share capital of the Company.

Item 22: Authority to purchase own shares

WPP NOTICE OF AGM

Notice of Annual General Meeting

Appendices Appendix I Re-election and election of directors All of the directors of the Company with the exception of Colin Day, Jeffrey Rosen and Philip Lader are standing for election or re-election this year. Roberto Quarta is offering himself for election for the first time and, as announced on 17 December 2014, subject to his election will succeed Philip Lader as chairman of the Board. The report from Philip Lader in his capacity as chairman of the Board and of the Nomination and Governance Committee contained in the Annual Report and Accounts sets out the process which has been followed relating to the assessment of the performance during 2014 of all of the then current members of the Board including himself as chairman of the Company. The chairman confirms that, following these detailed assessments, each of the directors standing for re-election continues to be effective and to demonstrate the commitment of time and energy to committee meetings and other duties for the Company. Each of the directors therefore unanimously recommends (other than in respect of their own appointment) share owners to vote in favour of Resolutions 5 to 18 inclusive. A review of the biographical details of each of the directors seeking election and re-election appears in the ‘Who runs WPP’ section of the 2014 Annual Report and Accounts and indicates the breadth of knowledge and experience which each of them brings to the Company. Appendix 2 Summary of the Principal Terms of the 2015 Share Option Plan Who can participate? The Compensation Committee may grant options under the 2015 Share Option Plan to employees (including executive directors) within the WPP Group of companies. What kinds of options can be granted? Options over ordinary shares (including depositary instruments representing holdings of ordinary shares) of two kinds can be granted, both with a market-value exercise price. Options can be granted to employees who have worked within the WPP Group of companies for a period of time specified by the Compensation Committee at the time of grant and it is intended that these options will be granted to all eligible employees and not be subject to performance conditions. Other options may be also granted on a discretionary basis under the 2015 Share Option Plan on whatever bespoke terms the Compensation Committee decides (‘Executive Options’). The exercise of an Executive Option granted to an executive director of the Company must be subject to the satisfaction of performance conditions. When can options be granted? Options under the 2015 Share Option Plan may be granted within the period of 42 days commencing on: (a) the date of approval of the 2015 Share Option Plan by share owners; (b) the day after the Company releases its results for any financial period; (c) the day after the Company’s Annual General Meeting; (d) any day on which changes to the legislation or regulations affecting the 2015 Share Option Plan are announced, made or come into effect; or (e) the lifting of dealing restrictions which prevented the granting of options during any of the periods specified above.

WPP NOTICE OF AGM

Notice of Annual General Meeting

In exceptional circumstances, options may also be granted at other times. Options may only be granted within the period of 10 years from the date of approval of the 2015 Share Option Plan by the Company’s share owners. What personal and other limits apply? The maximum value of ordinary shares over which options can be granted under the 2015 Share Option Plan to a participant in a 12-month period is four times (for Executive Options) or one times (for other options) that person’s total gross salary and fees. An option cannot be granted if it would cause either of the following limits to be exceeded: (a) The number of ordinary shares which have been issued or which the Company is committed to issue to satisfy options or awards granted in the previous 10 years under the 2015 Share Option Plan and any other employee share plan operated by the Company must not exceed 10% of the ordinary share capital of the Company. (b) The number of ordinary shares which have been issued or which the Company is committed to issue to satisfy options or awards granted in the previous 10 years under the 2015 Share Option Plan and any other discretionary employee share plan adopted by the Company must not exceed 5% of the ordinary share capital of the Company. Ordinary shares that have been (or may be) transferred out of treasury to satisfy options or awards will be counted for the purposes of these limits, but ordinary shares subject to options or awards which have lapsed or been surrendered will not be counted. When can options be exercised? Options can normally only be exercised between the third and 10th anniversaries of the date of grant by a participant who remains an employee within the WPP Group of companies. Special rules apply if a participant leaves employment with the WPP Group or there is a change of control of the Company (see below). What happens when options are exercised? Options may be satisfied by the issue of new ordinary shares or the transfer of ordinary shares from one of the Company’s employee benefit trusts or treasury shares or be settled in cash. An option is personal to each participant and will lapse if it is transferred (unless the Compensation Committee decides otherwise). Benefits under the 2015 Share Option Plan are not pensionable. What happens if a participant is no longer employed by the WPP Group? If a participant leaves employment or dies within six months of the grant date, an option will lapse. If a participant leaves employment after that time the option will automatically lapse unless the participant is a ‘good leaver’. Good leaver situations include ceasing to be employed within the WPP Group of companies because of: (a) retirement; (b) ill-health, injury or disability; (c) the subsidiary or business by which the participant is employed being transferred out of the WPP Group of companies; or (d) any other reason determined by the Compensation Committee. The options of good leavers will not lapse, but the number of ordinary shares in respect of which they may be exercised will still be subject to the satisfaction of any applicable performance conditions. Executive Options will be reduced proportionally based on the part of the three-year period after grant that the participant remained in employment. If a participant dies before an option becomes exercisable, the number of shares in respect of which it may be exercised may be reduced to reflect the proportion of the three-year period after the date of grant represented by the period between grant and the date of death (unless the Compensation Committee determines otherwise).

WPP NOTICE OF AGM

Notice of Annual General Meeting

When can options be reduced or forfeited? Where a participant who has been awarded an Executive Option: (a) has committed an act of fraud, dishonesty or deceit; (b) has done (or omitted to do) something that results in a set of audited accounts being materially wrong or misleading and this leads to a material correction or subsequent adjustment; or (c) knew (or should have known) that any information used to calculate any of the participant’s remuneration was incorrect with the result that performance-related remuneration has been overpaid, the Compensation Committee can decide that an Executive Option will wholly or partially lapse in order to compensate the Company for the overpayment. What happens if there is a variation of capital? In the event of a variation of capital of the Company, the Compensation Committee may adjust the number or type of ordinary shares comprised in an option. What happens on a change of control? In the event of a change of control of the Company, the number of ordinary shares that may be exercised will depend on an early assessment of the outcome of any applicable performance conditions. The number of ordinary shares in an Executive Option will also be pro-rated to reflect the proportion of the performance period that has elapsed by that date. Alternatively, the Compensation Committee may determine that options under the 2015 Share Option Plan will be exchanged for equivalent options over shares in the acquiring company.

Can the plan be amended? The Compensation Committee may amend the provisions of the 2015 Share Option Plan or the terms of all or any options granted under it. However, no alteration to the provisions regarding: (a) eligibility; (b) overall limits on the issue of ordinary shares under the 2015 Share Option Plan; (c) individual participants’ limits; (d) the basis for determining a participant’s entitlement to, and the terms of, ordinary shares under the 2015 Share Option Plan; or (e) the rights of the participants in the event of a variation in capital may be made to the advantage of participants without the prior approval of the Company’s share owners in general meeting unless the alteration is a minor amendment to benefit the administration of the 2015 Share Option Plan, comply with or take account of the provisions of any proposed or existing legislation, take account of any changes to legislation, or obtain or maintain favourable tax, exchange control or regulatory treatments for participants or any member of the WPP Group of companies. Tax advantaged options and particular jurisdictions The draft rules contains various appendices that adjust the provisions of the rules to enable either tax-advantaged options to be granted or to take account of local regulations. The adjustments made by the appendices do not substantively change the rules as summarised above.

WPP NOTICE OF AGM

Notice of Annual General Meeting

Key dates 9 June 2015 Annual General Meeting 6 July 2015 Payment of final dividend for 2014 August 2015 Half-year interim statement October 2015 Third-quarter trading statement November 2015 Payment of the interim dividend for 2015

WPP NOTICE OF AGM

WPP Advertising Media Investment Management Data Investment Management Public Relations & Public Affairs Branding & Identity Healthcare Communications Direct, Digital, Promotion & Relationship Marketing Specialist Communications 27 Farm Street London W1J 5RJ Tel +44 (0)20 7408 2204 100 Park Avenue New York NY 10017 Tel +1 (212) 632 2200 Yebisu Garden Place Tower, 25/F 4-20-3 Ebisu Shibuya-ku Tokyo 150-6025 Tel +813 3280 9506 Room 3101, 31/F The Center 989 Changle Road Shanghai 200031 Tel +86 21 2405 0096 wpp.com